                                                                     EXHIBIT 4.1

                          CADENCE DESIGN SYSTEMS, INC.
                         1994 DEFERRED COMPENSATION PLAN
                              AMENDED AND RESTATED
                           EFFECTIVE NOVEMBER 1, 2002

         Cadence Design Systems, Inc., a Delaware Corporation (referred to hereafter as the "Employer") established effective October 1, 1994, and amended and restated effective October 1, 1996, and January 1, 2001, this Cadence Design Systems, Inc. 1994 Deferred Compensation Plan (the "Plan"), an unfunded plan for the purpose of providing deferred compensation for a select group of management, highly compensated executives, and directors. The Employer hereby amends and restates the Plan in its entirety effective November 1, 2002, to reflect prior and new amendments to the Plan.

                                    RECITALS

         WHEREAS, those employees or directors identified by the Compensation Committee of the Board of Directors of the Employer or any other committee designated by the Board of Directors of the Employer to administer this Plan in accordance with Section 8 hereof (hereinafter referred to as the "Committee") as eligible to participate in this Plan (each of whom are referred to hereafter as the "Employee" or collectively as the "Employees") are employed by Employer:

         WHEREAS, Employer previously adopted an unfunded deferred compensation plan and the Employees desire the Employer to continue to pay certain deferred compensation and/or related benefits to or for the benefit of Employees, or a designated Beneficiary or both; and

         WHEREAS, Employer believes it is in the best interest of Plan participants and beneficiaries to amend and restate the Plan:

         NOW, THEREFORE, the Employer hereby amends and restates the Plan effective as of November 1, 2002.

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                                TABLE OF CONTENTS

                                                                                                                  Page
                                                                                                                  ----
SECTION 1  DEFINITIONS..........................................................................................    1

         1.1      "Account......................................................................................    1

         1.2      "Beneficiary..................................................................................    1

         1.3      "Change in Control............................................................................    1

         1.4      "Code.........................................................................................    1

         1.5      "Committee....................................................................................    1

         1.6      "Compensation.................................................................................    1

         1.7      "Effective Date...............................................................................    1

         1.8      "Eligible Compensation........................................................................    1

         1.9      "Eligible Stock Option........................................................................    1

         1.10     "Employee.....................................................................................    1

         1.11     "Employer.....................................................................................    2

         1.12     "Employer Contributions.......................................................................    2

         1.13     "Hardship.....................................................................................    2

         1.14     "Non-Employee Director........................................................................    2

         1.15     "Plan.........................................................................................    2

         1.16     "Plan Year....................................................................................    2

         1.17     "Permanent Disability.........................................................................    2

         1.18     "Qualifying Stock Option Gain.................................................................    2

         1.19     "Stock........................................................................................    2

         1.20     "Stock-for-Stock..............................................................................    2

         1.21     "Stock Option Subaccount......................................................................    3

         1.22     "Subsidiary...................................................................................    3

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
         1.23     "Trust" or "Trust Agreement....................................................................   3

         1.24     "Trust Fund....................................................................................   3

         1.25     "Trustee.......................................................................................   3

SECTION 2  ELIGIBILITY...........................................................................................   3

         2.1      Eligibility....................................................................................   3

SECTION 3  DEFERRED COMPENSATION & QUALIFYING STOCK OPTION GAIN..................................................   4

         3.1      Deferred Compensation..........................................................................   4

         3.2      Deferred Qualifying Stock Option Gain..........................................................   5

         3.3      Payment of Account Balances....................................................................   5

         3.4      Election to Defer..............................................................................   7

         3.5      Distribution Election..........................................................................   9

         3.6      Payment Upon Change in Control.................................................................   9

         3.7      Hardship.......................................................................................   9

         3.8      Employee's Right Unsecured....................................................................   10

         3.9      Investment of Contribution....................................................................   10

SECTION 4  DESIGNATION OF BENEFICIARY...........................................................................   11

         4.1      Designation of Beneficiary....................................................................   11

SECTION 5  CHANGE IN CONTROL....................................................................................   11

         5.1      Change in Control.............................................................................   11

SECTION 6  TRUST PROVISIONS.....................................................................................   13

         6.1      Trust Agreement...............................................................................   13

SECTION 7  AMENDMENT, TERMINATION AND TRANSFERS BY COMMITTEE....................................................   13

         7.1      Amendment.....................................................................................   13

         7.2      Termination...................................................................................   13

         7.3      Transfers by Committee........................................................................   13

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
SECTION 8  ADMINISTRATION.......................................................................................   14

         8.1      Administration................................................................................   14

         8.2      Liability of Committee; Indemnification.......................................................   14

         8.3      Expenses......................................................................................   14

SECTION 9  GENERAL AND MISCELLANEOUS............................................................................   14

         9.1      Rights Against Employer.......................................................................   14

         9.2      Assignment or Transfer........................................................................   15

         9.3      Severability..................................................................................   15

         9.4      Construction..................................................................................   15

         9.5      Governing Law.................................................................................   15

         9.6      Payment Due to Incompetence...................................................................   15

         9.7      Tax...........................................................................................   15

         9.8      Attorney's Fees...............................................................................   16

         9.9      Plan Binding on Successors/Assignees..........................................................   16

                                    SECTION 1

                                   DEFINITIONS

         1.1 "Account" shall mean the separate account(s) established under this Plan and the Trust for each participating Employee. Each Account shall include, as applicable, any Stock Option Subaccount of a participating Employee. Employer shall furnish each participant with a statement of his or her Account balance at least annually.

         1.2 "Beneficiary" shall mean the Beneficiary designated by the Employee to receive Employee deterred compensation benefits in the event of his or her death.

         1.3      "Change in Control" shall have the meaning set forth in
Section 5.1 of the Plan.

         1.4 "Code" shall mean the Internal Revenue Code of 1986 as amended from time to n me, and the rules and regulations promulgated thereunder.

         1.5 "Committee" shall mean the Compensation Committee of the Board of Directors of the Employer or any other committee designated by the Board of Directors of the Employer to administer this Plan in accordance with Section 8 hereof.

         1.6 "Compensation" shall, for the period on or before April 1, 1998, mean the base salary and cash bonuses described in Section 3.1. On or after April 1, 1998, "Compensation" shall mean the base salary, cash bonuses, and director fees described in Section 3.1.

         1.7 "Effective Date" of the Plan shall mean October 1, 1994, unless otherwise specified by the Employer in a corporate resolution approving and adopting this Plan. The effective date of this amendment and restatement shall be November 1, 2002.

         1.8 "Eligible Compensation" shall mean, for the period prior to April 1, 1998, projected annual compensation from the Employer, determined on an annual basis by the Employer at or before the beginning of the Plan Year, which may consist of salary, bonus, and/or incentive payments, determined before any deductions under any qualified plan of the Employer (including a Section 401(k) plan or a Section 125 plan) and excluding any special or nonrecurring compensatory payments such as moving or relocation bonuses or automobile allowances. Effective on and after April 1, 1998, the term shall mean projected annual compensation from the Employer determined on an annual basis by the Employer at or before the beginning of the Plan, which may consist of salary, bonus, and, and/or incentive payments, determined before any deductions under any qualified plan of the Employer (including a Section 401(k) plan or a Section 125 plan) and excluding any special or non-recurring compensatory payments such as moving or relocation bonuses or automobile allowances.

         1.9 "Eligible Stock Option" shall mean one or more non-qualified stock options selected by the Committee in its sole discretion.

         1.10 "Employee" shall, for the period before April 1, 1998, mean, each employee of Employer. Effective on or after April 1, 1998, the term shall also include each Non-Employee

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Director. The term also shall include reference to an Employee's Beneficiary where the context so requires.

         1.11 "Employer" shall mean Cadence Design Systems, Inc., a Delaware corporation, and any successor organization thereto, and any Subsidiaries, as defined in Section 7.3 of the Company.

         1.12 "Employer Contributions" shall mean the Employer's discretionary contribution, if any, pursuant to Section 3.1(b) of the Plan.

         1.13 "Hardship" shall have the meaning set forth in Section 3.7 of the Plan.

         1.14 "Non-Employee Director" shall mean a member of Employer's Board of Directors who is not otherwise an employee of the Employer.

         1.15 "Plan" shall mean the Cadence Design Systems, Inc. 1994 Deferred Compensation Plan, including any amendments thereto.

         1.16 "Plan Year" shall mean the year beginning each January 1 and ending December 31; notwithstanding the foregoing, the initial Plan Year shall mean the period beginning with the Effective Date and ending on December 31, 1994.

         1.17 "Permanent Disability" shall mean that the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or otherwise meets the definition of "Permanent Disability" as set forth in the Employer's Long Term Disability Plan. An Employee will not he considered to have a Permanent Disability unless he or she furnishes proof of such condition sufficient to satisfy the Employer, in its sole discretion.

         1.18 "Qualifying Stock Option Gain" shall mean an amount equal to the fair market value of shares (or share equivalent units) of Stock acquired upon exercise of one or more Eligible Stock Options using a Stock-for-Stock payment method, less the total stock purchase price paid to exercise the Eligible Stock Options, less amounts withheld pursuant to Section 9.7. All such amounts shall be calculated using the average of the high and low price of Stock on the date of exercise of such Eligible Stock Options, as reported on the New York Stock Exchange.

         1.19 "Stock" shall mean Cadence Design Systems, Inc. common stock, $0.01 par value, or any other equity securities of Employer designated by the Committee.

         1.20 "Stock-for-Stock" shall mean a payment method by which certain Employees, including Non-Employee Directors, exercise their Eligible Stock Options by paying the exercise price with Stock, as follows: the Employee delivers to Employer shares of Stock already owned by Employee for at least six
(6) months as of the date of exercise (or, instead of delivering actual shares, Employee delivers "phantom shares" by delivering an affidavit of ownership of the already-owned Stock but does not deliver cash or any other property) having a fair market value equal to the exercise price of the Eligible Stock Options to be exercised.

         1.21 "Stock Option Subaccount" shall mean (i) the sum of Qualifying Stock Option Gain deferred in accordance with Section 3.2 of this Plan, plus
(ii) amounts credited or debited in accordance with Section 3.9(d) of this Plan, less (iii) all distributions made to the Employee or his or her beneficiary in accordance with Section 3.3(g) of this Plan.

         1.22 "Subsidiary" shall mean any corporation (other than the Employer) in an unbroken chain of corporations or other entities beginning with the Employer, if each of the entities other than the last entity in the unbroken chain owns stock, partnership rights or other ownership interest possessing fifty (50) percent or more of the total combined voting power of all classes of stock, partnership rights or other ownership interest in one of the other entities in such chain.

         1.23 "Trust" or "Trust Agreement" shall mean the Cadence Design Systems, Inc. 1994 Deferred Compensation Plan Rabbi Trust Agreement, including any amendments thereto, entered into between the Employer and the Trustee to carry out the provisions of the Plan.

         1.24 "Trust Fund" shall mean the cash and other assets and/or properties held and administered by' Trustee pursuant to the Trust to carry out the provisions of the Plan.

         1.25 "Trustee" shall mean the designated Trustee acting at any time under the Trust.

                                    SECTION 2

                                   ELIGIBILITY

         2.1 Eligibility. Eligibility to participate in the Plan shall be limited to Employees of the Employer who (a) have Eligible Compensation of at least $150,000 for the Plan Year, (b) are classified as officers, vice-presidents, directors, or an equivalent title, and (c) have been selected by the Committee to participate in the Plan. The Committee shall designate Employees who shall be covered by this Plan in a separate Acknowledgment (in the form attached hereto as Appendix 1) for each such Employee. Participation in the Plan shall commence as of the date such Acknowledgment is signed by the Employee and delivered to the Employer, provided that deferral of compensation under the Plan shall not commence until the Employee has complied with the election procedures set forth in Section 3.4. Notwithstanding the foregoing, participation by an Employee in the Plan does not make such Employee eligible automatically to defer Qualifying Stock Option Gain. Employees, including Non-Employee Directors, whose Stock Options are Eligible Stock Options and who are eligible to defer Qualifying Stock Option Gain under the Plan pursuant to
Section 3.2, will be designated by the Committee in a separate Acknowledgement (in the form attached hereto as Appendix 2) for each such Employee. Nothing in the Plan or in the Acknowledgments should be construed to require any contributions to the Plan on behalf of the Employee by Employer.

         Notwithstanding the foregoing, Non-Employee Directors shall be eligible to participate in the Plan and shall be eligible to defer Qualifying Stock Option Gain under the Plan. A Non-Employee Director shall commence participation in the Plan as of the later of April 1, 1998, or the date the Non-Employee Director first becomes a Non-Employee Director, provided that deferral of Compensation under the Plan shall not commence until the Non-Employee Director has complied with the election procedures set forth in
Section 3.4.

                                    SECTION 3

              DEFERRED COMPENSATION & QUALIFYING STOCK OPTION GAIN

         3.1      Deferred Compensation.

                  (a) Each participating Employee may elect, in accordance with Section 3.4 of this Plan, to defer semi-annually the receipt of a portion of the Compensation for active service otherwise payable to him or her by Employer during each semi-annual period or portion of a semi-annual period that the Employee shall be employed by the Employer. Any Compensation deferred by Employee pursuant to Section 3.4 shall be recorded by the Employer in an Account, maintained in the name of the Employee, which Account shall be credited with a dollar amount equal to the total amount of Compensation deferred during each semi-annual period under the Plan, together with earnings thereon credited in accordance with Section 3.9. The amount or percentage of Compensation that Employee elects to defer under Section 3.4 will remain constant for the semi-annual period and shall not be subject to change during such semi-annual period Effective April 1 1998, each such deferral election as to "base salary" or "director's fees" or discontinuance of a deferral election as to "base salary" or "director's fees" will continue in force for each successive year or semiannual period, as appropriate, until or unless suspended or modified by the filing of a subsequent election with the Employer by the Employee or Non-Employee Director in accordance with Section 3.4 of the Plan. Each deferral election as to an Employee's "cash bonus" shall continue in force only for the single semi-annual period in which it is paid, regardless of the period of time as to which it is awarded, and shall not apply to any successive semi-annual periods. Any deferral election with respect to a "cash bonus" must be made prior to the time the amount of the bonus is determined, prior to the end of the period of time as to which the bonus is awarded, and at a time that the amount of any such bonus remains substantially uncertain. All deferrals pursuant to this Section 3.1 shall be fully vested at all times. Effective April 1, 1998, deferral elections shall be subject to minimum dollar and maximum percentage amount limits as follows: (i) the minimum semi-annual deferral amount is $2,500 (prior to July 1, 1998, the minimum annual deferral amount was $5,000), which shall be withheld from the Employee's or Non-Employee Director's Compensation, and (ii) the maximum deferral percentage amount is 80% of the Employee's "base salary," 100% of the Employee's "cash bonus," and 100% of the Non-Employee Director's "director's fees." For purposes of the Plan, "base salary" for a given semi-annual period means an "Employee's regular compensation payable during the semi-annual period, excluding bonuses, commissions, overtime, incentive payments, non-monetary awards, compensation deferred pursuant to all
Section 125 (cafeteria) or Section 401(k) (savings) plans of the Employer and other special compensation, and reduced by the tax withholding obligations imposed on the Employer and any other withholding requirements imposed by law with respect to such amounts. For purposes of the Plan, "cash bonus" shall mean amounts (if any) awarded under the bonus policies maintained by the Employer and any commissions earned on sales. For purposes of the Plan, "director's fees" for a given semi-annual period means the annual retainer, per meeting fees, committee meeting fees, and consulting fees payable during the semi-annual period. Except as otherwise expressly provided herein, this Section 3.1(a) is effective as of July 1, 1998.

                  (b) Employer shall not be obligated to make any other contribution to the Plan on behalf of any Employee at any time. Employer may make Employer Contributions to the Plan on behalf of one or more Employees. Employer Contributions, if any, made to Accounts of Employees shall be determined in the sole and absolute discretion of the Employer, and may be made without regard to whether the Employee to whose Account such contribution is credited has made, or is making, contributions pursuant to Section 3.1(a). The Employer shall not be bound or obligated to apply any specific formula or basis for calculating the amount of any Employer Contributions and Employer shall have sole and absolute discretion as to the allocation of Employer Contributions among participating Employee Accounts. The use of any particular formula or basis for making an Employer Contribution in one year shall not bind or obligate the Employer to use such formula or basis in any other year. Employer Contributions may be subject to a substantial risk of forfeiture in accordance with the terms of a vesting schedule, which may be selected by the Employer in its sole and absolute discretion.

                  (c) Amounts deferred under the Plan shall be calculated and withheld from the Employee's base salary and/or cash bonus after such compensation has been reduced to reflect salary reduction contributions to the Employer's Code Section 125 (cafeteria) and Code Section 401(k) (savings) plans, but before any reductions for contributions to the Code Section 423 (employee stock purchase) plan.

                  (d) Effective April 1, 2000, the Committee in its sole discretion may direct the Trustee to accept the transfer of funds held in trust under the Cadence Design Systems, Inc. 1996 Deferred Compensation Venture Investment Trust Agreement ("Telos Trust"), for a participant in the Cadence Design Systems, Inc. 1996 Deferred Compensation Venture Investment Plan ("Telos Plan"), which is an unfunded nonqualified deferred compensation plan for a select group of management and highly compensated executives of the Company, in which case the transferred funds shall be held by the Trustee under and be subject to the terms of the Plan and invested and accounted for as directed by the Committee except as otherwise provided in Section 3.3(e). Such amounts transferred from the Telos Trust to the Trust ("Transferred Funds") may not be returned to the Telos Plan or Telos Trust. The transfer of such Transferred Funds shall not cause any of the participant's rights to a distribution under the Plan or the Telos Plan (including the Transferred Funds) to be a secured right to a distribution under either plan.

         3.2 Deferred Qualifying Stock Option Gain. Eligible Employees, including Non-Employee Directors, designated by the Committee as described in
Section 2.1 may elect, in accordance with Section 3.4(b) of this Plan, to defer the receipt of Qualifying Stock Option Gain upon the exercise of any Eligible Stock Option. Any Qualifying Stock Option Gain deferred by an Employee shall be recorded in a Stock Option Subaccount, maintained in the name of the Employee, which subaccount shall be credited with an amount of shares (or share equivalent units) of Stock equal to the total amount of Qualifying Stock Option Gain deferred, together with any earnings thereon credited in accordance with Section 3.9(d).

         3.3      Payment of Account Balances.

                  (a) Effective July 1, 1998, the Employee shall elect whether he or she will receive distribution of his or her Account, not including his or her Stock Option Subaccount, subject to tax withholding requirements, (i) upon reaching a specified age, (ii) upon passage of a specified number of years, (iii) upon termination of employment of Employee with Employer, (iv) upon the earlier to occur of (A) termination of employment of Employee with Employer or (B) passage of a specified number of years or attainment of a specified age, or (v) upon the later to occur of (A) termination of employment of Employee with Employer or (B) passage of a specified number of years or attainment of a specified age, as elected by Employee in accordance with the form established by the Committee. Such form may permit an election among some or all of the alternatives listed in this Section 3.3(a), as determined in the Committee's sole discretion. A designation of the time of distribution shall be required as a condition of participation under this Plan. The Employee also shall elect to receive all amounts payable to him or her in a lump sum or in equal monthly installments over a designated period of five or ten years, pursuant to the provisions of Section 3.3(e). These elections shall be made in accordance with Section 3.5 of this Plan.

                  (b) Distributions shall be made to the maximum extent allowable under the election made by Employee, except that no distribution shall be made to the extent that the receipt of such distribution, when combined with the receipt of all other "applicable employee remuneration" (as defined in Code
Section 162(m)(4)) would cause any remuneration received by the Employee to be nondeductible by the Employer under Code Section 162(m)(1). The portion of any distributable amount that is not distributed by operation of this Section 3.3(b) shall be distributed in subsequent years in the manner elected by the Employee until the Employee's Account has been fully liquidated. The commencement date of the lump sum payment or the five- or ten-year period (whichever is applicable) shall be automatically extended, when necessary to satisfy the requirements of this subsection, for one-year periods until all Account balances have been distributed in the manner elected by the Employee.

                  (c) Effective July 1, 1998, upon termination of Employee's employment with Employer by reason of death or Permanent Disability prior to the time when payment of Account balances otherwise would commence under the provisions of Section 3.3(a), Employee or Employee's designated Beneficiary will be entitled to receive all amounts credited to the Account of Employee as of the date of his or her death or Permanent Disability (notwithstanding any contrary election to receive distributions under the first sentence of Section 3.3(a)). Upon termination of Employee's employment with Employer by reason other than death or Permanent Disability prior to the date when payment of Account balances otherwise would commence under the provisions of Section 3.3(a), the Employer may, in the sole discretion of the Committee, distribute to Employee or Employee's designated Beneficiary all amounts credited to the Employee's Account as of the date of such termination (notwithstanding any contrary election to receive distributions under the first sentence of
Section 3.3(a)). Said amounts shall be payable in the form determined pursuant to the provisions of Section 3.3(e).

                  (d) Upon the death of Employee prior to complete distribution to him or her of the entire balance of his or her Account (and after the date of termination of employment with Employer), the balance of his or her Account on the date of death shall be payable to Employee's designated Beneficiary pursuant to Section 3.3(e). Effective July 1, 1998, notwithstanding any other provision of the Plan to the contrary, the Employee's designated Beneficiary may receive the distribution of the remaining portion of such deceased Employee's Account in the form of a lump sum if the Beneficiary requests such a distribution and the Committee, in its sole discretion, consents to such a distribution.

                  (e) The Employer shall distribute or direct distribution of the balance of amounts previously credited to Employee's Account, in a lump sum, or in monthly installments over a period of five (5) years or ten (10) years as Employee shall designate. A designation of the form of distribution shall be required as a condition of participation under this Plan. Distribution of the lump sum or the first installment shall be made or commence within ninety
(90) days following the date specified in the first sentence of Section 3.3(a), or as otherwise provided in 3.3(c). Subsequent installments, if any, shall be made on the first day of each month following the last installment as determined by Employer. The amount of each installment shall be calculated by dividing the Account balance as of the date of the distribution by the number of installments remaining pursuant to the Employee's distribution election. Each such installment, if any, shall take into account earnings credited to the balance of the Account remaining unpaid. The Employee's distribution election shall be made on a form provided by Employer.

                  Notwithstanding any provision herein to the contrary, effective April 1, 2000, Transferred Funds from the Telos Trust under the Telos Plan to the Trust for the benefit of a participant in the Telos Plan, shall be distributable under the Plan according to the terms of the elections permitted and made by the participant under the Telos Plan unless subsequently modified by the participant as permitted under this Plan.

                  (f) Effective April 1, 1998, for purposes of this Section 3.3, reference to termination of employment shall also include termination of service as a Non-Employee Director of the Employer (except in the event such termination is due to becoming an Employee).

                  (g) An Employee, including a Non-Employee Director, shall make a separate election to receive distributions from his or her Stock Option Subaccount, subject to tax withholding requirements. Upon termination of Employee's employment with Employer by reason of death or Permanent Disability prior to the time when payment of Employee's Stock Option Subaccount balance otherwise would commence pursuant to Employee's election, Employee or Employee's designated Beneficiary will be entitled to receive all amounts credited to the Stock Option Subaccount of Employee as of the date of his or her death or Permanent Disability (notwithstanding any contrary election to receive distributions pursuant to this Section 3.3(g)). Upon termination of Employee's employment with Employer by reason other than death or Permanent Disability prior to the date when payment of Employee's Stock Option Subaccount balance otherwise would commence pursuant to Employee's election, Employer may, in the sole discretion of the Committee, distribute to Employee or Employee's designated Beneficiary all amounts credited to Employee's Account as of the date of such termination (notwithstanding any contrary election to receive distributions pursuant to this Section 3.3(g)). All distributions from an Employee's Stock Option Subaccount shall be made in the form of Stock, except for distributions upon a Change in Control, to be made in a lump sum payment in accordance with Section 3.6.

         3.4      Election to Defer.

                  (a) Compensation. Each election of an Employee to defer Compensation as provided in Section 3.1 of this Plan shall be in writing, signed by the Employee, and delivered to Employer, together with all other documents required under the provisions of this Plan, within such time as determined by the Committee and communicated to those Employees who are eligible to participate in the Plan. Such deferral elections must be delivered to Employer prior to the beginning of the Plan Year with respect to which the Compensation to be deferred is otherwise payable to Employee. Provided, however, that effective April 1, 1998, an Employee who is hired or promoted to a position of eligibility for participation in the Plan during a Plan Year (effective January 1, 2001, on or before the first business day of a semi annual period) or a Non-Employee Director who is elected to become a Non-Employee Director shall have thirty (30) days from the date of notification of eligibility for participation in the Plan in which to submit the required election documents for the then current semi-annual period. Any deferral election made by Employee shall be irrevocable with respect to any Compensation covered by such election, including Compensation payable in the semi-annual period in which the election suspending or modifying the prior deferral election is delivered to Employer. Notwithstanding the foregoing, with respect to cash bonuses payable to an Employee for the year ended December 31, 1996, but which will not be paid to the Employee until after January 1, 1997, the Employee may make a separate deferral election with respect to, or revise a previous deferral election with respect to, such cash bonuses until such time on or before December 31, 1996 as determined by the Committee, so long as at that time the amount of any such bonus has not yet been determined and remains substantially uncertain. The Employer shall withhold the amount or percentage of base salary specified to be deferred in equal amounts for each payroll period and shall withhold the amount or percentage of each cash bonus specified to be deferred at the time or times such bonus is or otherwise would be paid to the Employee. The election to defer Compensation shall be made on the form provided by Employer. Effective April 1, 1998, the Employer shall withhold the amount or percentage of director's fees specified to be deferred at the time or times such director's fees are or otherwise would be paid to the Non-Employee Director. Notwithstanding the foregoing, with respect to Compensation payable to a Non-Employee Director for the Plan Year ending December 31, 1998, but which will not be paid to the Non-Employee Director until after March 31, 1998, the Non-Employee Director may make a deferral election with respect to such Compensation until March 31, 1998. Notwithstanding any other provision of the Plan to the contrary, with respect to base salary and cash bonuses payable to an Employee for the six-month period from July 1, 1998 through December 31, 1998, prior to July 1, 1998, the Employee may revise a previous deferral election with respect to such base salary to increase (but not decrease) the amount or percentage of base salary to be deferred. Except as otherwise expressly provided herein, this Section 3.4(a) is effective as of July 1, 1998.

                  (b) Qualifying Stock Option Gain. Notwithstanding any provision of Section 3.4(a) to the contrary, with respect to Qualifying Stock Option Gain to be deferred, (i) the Employee, including a Non-Employee Director, must make a separate deferral election on a separate deferral election form with respect to such Qualifying Stock Option Gain; (ii) such form must be timely delivered to the Vice President of Human Resources or his or her designee at least six (6) months before the date the Employee elects to exercise the Eligible Stock Option; (iii) the Eligible Stock Option must be exercised using an actual or phantom Stock-for-Stock payment method; and (iv) the Stock actually or constructively delivered by the Employee to exercise the Eligible Stock Option must have been owned by the Employee during the entire six (6) month period before its delivery. The amount of Qualifying Stock Option Gain permitted to be deferred also may be limited by other terms or conditions set forth in the stock option plan or agreement under which the relevant stock option or options were granted. The Employee's Qualifying Stock Option Gain deferral election shall be made on a form provided by Employer.

         3.5 Distribution Election. The initial distribution election of an Employee as provided in Section 3.3 of this Plan, including an election made pursuant to Section 3.3(g) of this Plan, shall be in writing, signed by the Employee, and delivered to Employer, together with all other documents required under the provisions of this Plan, within such period of time determined by the Committee and communicated to those Employees who are eligible to participate in the Plan. Such distribution elections must be delivered to the Employer prior to the beginning of the first Plan Year in which Employee is eligible to participate in the Plan, or, in the case of n distribution election pursuant to
Section 3.3(g), prior to six months before the date of exercise of an Eligible Stock Option. Provided, however, that effective April 1, 1998, an Employee who is hired or promoted to a position of eligibility for participation in the Plan or a Non-Employee Director who is elected to become a Non-Employee Director during a Plan Year shall have thirty (30) days from the date of notification of eligibility for participation in the Plan in which to submit the required distribution election documents. If permitted by the Committee, an Employee may change the terms of his or her initial distribution election by making a new election, and any such new election will be effective as of the later of the date that is (a) six (6) months following the date the new election is made or
(b) the first day of the Plan Year following the Plan Year in which the new election is made and such new election will apply to the Employee's entire Account, except for the Employee's Stock Option Subaccount. Any changes to an Employee's distribution election pursuant to Section 3.3(g) must be submitted on a separate form, and such changes will apply only to the Employee's Stock Option Subaccount. An Employee may not make a new election once distributions from the Plan have commenced or which would first become effective at a time when distributions from the Plan have commenced. Notwithstanding any other provisions of this Section 3.5, an Employee's distribution election shall be in the form established by the Committee in accordance with the terms of the Plan.

         3.6 Payment Upon Change in Control. Notwithstanding any other provisions of this Plan (including without limitation Section 3.3), the aggregate balance credited to and held in the Employees' Accounts, including any Stock Option Subaccounts, shall be distributed to Employees in a lump sum on the thirtieth day following a Change in Control (except that distribution shall be on the sixtieth day in the case of a Change in Control under Section 5.1(a)), as defined in Section 5.1, unless the Committee, the Board of Directors of the Employer, or the 401(k)/NQDC Administrative Committee of the Employer (as each is composed immediately prior to such Change in Control), in the sole discretion of any of the foregoing, decides prior to that date that Employees' Accounts shall remain in the Plan.

         3.7      Hardship.

                  (a) An Employee may apply for distributions from his or her Account to the extent that the Employee demonstrates to the reasonable satisfaction of the Committee that he or she needs the funds due to Hardship. For purposes of this Section 3.7, a distribution is made on account of Hardship only if the distribution is made on account of an unforeseeable immediate and heavy emergency financial need of the Employee and is necessary to satisfy that emergency financial need. Whether an Employee has an immediate and heavy emergency financial need shall be determined by the Committee based on all relevant facts and circumstances, and shall include, but not be limited to, the need to pay funeral expenses of a family member; the need to pay expenses for medical care for Employee, the Employee's spouse or any dependent of Employee resulting from sudden unexpected illness or accident; payments necessary to prevent the eviction of Employee from Employee's principal residence or foreclosure on the mortgage on that residence; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of Employee. A Hardship distribution shall not exceed the amount required to relieve the financial need of the Employee, nor shall a Hardship distribution be made if the need may be satisfied from other resources reasonably available to the Employee. For purposes of this paragraph, an Employee's resources shall be deemed to include those assets of the Employee's spouse and minor children that are reasonably available to the Employee. Prior to approving a Hardship distribution, Employer shall require the Employee to certify in writing that the Employee's financial need cannot reasonably be relieved:

                           (i) through reimbursement or compensation by insurance or otherwise or

                           (ii) by other distributions or nontaxable (at the time of the loan) loans from plans maintained by the Employer or by any other employer, or by borrowing from commercial sources on reasonable commercial terms, in an amount sufficient to satisfy the need.

                  (b) Any Employee receiving a Hardship distribution under this section shall be ineligible to defer any additional compensation under the Plan until the first day of the Plan Year following the second anniversary of the date of the distribution. In addition, a new Election of Deferral must be submitted to the Employer as a condition of participation in the Plan.

         3.8 Employee's Right Unsecured. The right of the Employee or his or her designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Employee nor his or her designated Beneficiary shall have any rights in or against any amount credited to his or her Account or any other specific assets of the Employer, except as otherwise provided in the Trust. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between the Plan and the Employer or any other person.

         3.9      Investment of Contribution.

                  (a) The investment options available to each Employee shall be determined by the Employer and set forth in a separate written document, a copy of which shall be attached hereto and by this reference is incorporated herein. Each Employee shall have the sole and exclusive right to direct the Trustee as to the investment of his or her Accounts in accordance with policies arid procedures implemented by the Trustee. The right of an Employee to direct the investment of his or her Account into one or more of the available investment options shall not in any way be considered to alter the fact that an Account is a bookkeeping account only that measures the Employer's obligation to pay benefits hereunder, that the assets being invested at the direction of an Employee are assets of the Employer and that the Employee's rights under the Plan remain those of an unsecured, general creditor of the Employer.

                  Employer shall not be liable for any investment decision made by any Employee while such funds are held by the Trustee.

                  (b) Accounts shall be credited with the actual financial performance or earnings generated by such investments directed by the Employee and made by the Trustee, until the Account has been fully distributed to the Employee or to the Employee's designated Beneficiary.

                  (c)      Notwithstanding any other provision in this Section
3.9 to the contrary, the Committee may determine not to take account of Employee's designated investments and determine to have the Employee's Account invested in any other manner as the Committee shall determine.

                  (d)      Notwithstanding any other provision in this Section
3.9 to the contrary, no investment options are available to an Employee with respect to amounts held in the Employee's Stock Option Subaccount. Such Stock Option Subaccount only shall be credited or debited with the actual financial performance or earnings generated by Stock. During the deferral period, dividend equivalents will be credited in the form of additional shares or share equivalent units of Stock to the Employee's Stock Option Subaccount.

                                    SECTION 4

                           DESIGNATION OF BENEFICIARY

         4.1 Designation of Beneficiary. Employee may designate a Beneficiary or Beneficiaries to receive all amounts, if any, due hereunder to Employee but unpaid at the time of Employee's death by written notice thereof to Employer at any time prior to Employee's death and may revoke or change the Beneficiary designated therein without the Beneficiary's consent by written notice delivered to Employer at any time and from time to time prior to Employee's death. If Employee is married and a resident of a community property state, one half of any amount due hereunder which is the result of an amount contributed to the Plan during such marriage is the community property of the Employee's spouse and Employee may designate a Beneficiary or Beneficiaries to receive only the Employee's one-half interest. If Employee shall have failed to designate a Beneficiary, or if no such Beneficiary shall survive him or her, then such amount shall be paid to his or her estate. Designations of Beneficiaries shall be made on the form provided by Employer.

                                    SECTION 5

                                CHANGE IN CONTROL

         5.1 Change in Control. For the purposes of this Plan, "Change in Control" means, the happening of any of the following:

                  (a) The first public announcement or public acknowledgment (including without limitation, a report filed pursuant to Section 13(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act")) by the Employer that a "person," as such term is used in

Sections 13(d) and 14(d) of the Exchange Act (other than the Employer, a Subsidiary or an employee benefit plan of the Employer or a Subsidiary, or other controlled affiliate of the Employer, including any trustee of such plan acting as trustee), is or has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act or comparable successor rule), directly or indirectly, of securities of the Employer representing fifty percent (50%) or more of the combined voting power of the Employer's then outstanding Common Stock entitled to vote in the election of directors, where such person's beneficial ownership of the Employer's Common Stock was not initiated by the Employer or approved by the Employer's Board of Directors;

                  (b) The sale, lease or other disposition of all or substantially all of the assets of the Employer;

                  (c) The merger or consolidation of the Employer with or into another corporation not initiated by the Employer, in which the Employer is not the surviving corporation and the stockholders of the Employer immediately prior to the merger or consolidation fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the voting power of the securities of the surviving corporation (or if the surviving corporation is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the surviving corporation and is not itself a controlled affiliate of any other entity) immediately following such transaction, or a reverse merger not initiated by the Employer, in which the Employer is the surviving corporation and the stockholders of the Employer immediately prior to the reverse merger fail to possess direct or indirect beneficial ownership of more than eighty percent (80%) of the securities of the Employer (or if the Employer is a controlled affiliate of another entity, then the required beneficial ownership shall be determined with respect to the securities of that entity which controls the Employer and is not itself a controlled affiliate of any other entity) immediately following the reverse merger. For purposes of this Section 5.1(c), any person who acquired securities of the Employer prior to the occurrence of a merger, reverse merger, or consolidation in contemplation of such transaction and who after such transaction possesses direct or indirect beneficial ownership of at least ten percent (10%) of the Common Stock of the Employer or the surviving corporation (or if the Employer or the surviving corporation is a controlled affiliate, then of the appropriate entity as determined above) immediately following such transaction shall not be included in the group of stockholders of the Employer immediately prior to such transaction;

                  (d) A change in the composition of the Board of Directors of the Employer, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (i) are directors of the Employer as of the date hereof, or (ii) are elected, or nominated for election, to the Board of Directors of the Employer with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Employer); or

                  (e)      Any liquidation or dissolution of the Employer.

                                    SECTION 6

                                TRUST PROVISIONS

         6.1 Trust Agreement. The Employer may establish the Trust for the purpose of retaining assets, including deferred Qualifying Stock Option Gain, set aside by Employer pursuant to the Trust Agreement for payment of all or a portion of the amounts payable pursuant to the Plan. Any benefits not paid from the Trust shall be paid solely from Employer's general funds, and any benefits paid from the Trust shall be credited against and reduce by a corresponding amount the Employer's liability to Employees under the Plan. No special or separate fund, other than the Trust Agreement, shall be established and no other segregation of assets shall be made to assure the payment of any benefits hereunder. All Trust Funds shall be subject to the claims of general creditors of the Employer in the event the Employer is Insolvent as defined in Section 3 of the Trust Agreement. The obligations of the Employer to pay benefits tinder the Plan constitute an unfunded, unsecured promise to pay and Employees shall have no greater rights than general creditors of the Employer.

                                    SECTION 7

                AMENDMENT, TERMINATION AND TRANSFERS BY COMMITTEE

         7.1 Amendment. The Committee shall have the right to amend this Plan at any time and from time to time, including a retroactive amendment. Any such amendment shall come effective upon the date stated therein, and shall be binding on all Employees, except as otherwise provided in such amendment; provided, however, that said amendment shall not affect adversely benefits payable to an affected Employee without the Employee's written approval.

         7.2 Termination. The Committee shall have the right to terminate this Plan at any time and direct the lump sum payments of all assets held by the Trust if the Employer is not Insolvent (as defined in Article 3 of the Trust Agreement) at that time.

         7.3      Transfers by Committee.

                  (a) In the event that an Employee transfers employment from the Employer to a Subsidiary, the Committee shall have the right, but no obligation, to direct the Trustee to transfer funds in an amount equal to the amount credited to such Employee's Account (the "Transferred Account") to a trust established under a Transferee Plan maintained by such Subsidiary. The Committee shall determine, in its sole discretion, whether such transfer shall be made and the timing of such transfer. Such transfer shall be made only if, and to the extent, approval of such transfer is obtained from the Trustee. No transfer shall be made unless the Subsidiary meets the requirements of subsection 7.3(b)(i) as of the date of the transfer.

                  (b)      Definitions.

                           (i)      For purposes of this Section 7.3,
         "Subsidiary" shall mean any corporation (other than the Employer) in an unbroken chain of corporations beginning with the Employer, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty (50) percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                           (ii)     For purposes of this Section 7.3,
         "Transferee Plan" shall mean an unfunded, nonqualified deferred compensation plan described in Section 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974 ("ERISA").

                  (c) No transfer shall be made under this Section 7.3 unless the Employee for whose benefit the Transferred Account is held executes a written waiver of all of such Employee's rights and benefits under this Plan in such form as shall be acceptable to the Committee.

                                    SECTION 8

                                 ADMINISTRATION

         8.1 Administration. The Committee shall administer and interpret this Plan in accordance with the provisions of the Plan and the Trust Agreement. Any determination or decision by the Committee shall be conclusive and binding on all persons who at any time have or claim to have any interest whatever under this Plan. The Committee may employ legal counsel, consultants, actuaries and agents as it may deem desirable in the administration of the Plan and may rely on the opinion of such counsel or the computations of such consultant or other agent. The Committee shall have the authority to delegate some or all of the powers and responsibilities under the Plan and the Trust Agreement to such person or persons as it shall deem necessary, desirable or appropriate for administration of the Plan.

         8.2 Liability of Committee; Indemnification. To the maximum extent not prohibited by law, no member of the Committee shall be liable to any person and in any event shall be indemnified by the Employer for any action taken or omitted in connection with the interpretation and administration of this Plan unless attributable to his or her own bad faith or willful misconduct.

         8.3 Expenses. The costs of the establishment of the Plan and the adoption of the Plan by Employer, including but not limited to legal and accounting fees, shall be borne by Employer. The expenses of administering the Plan and the Trust shall be borne by the Trust unless the Employer elects in its sole discretion to pay some or all of those expenses; provided, however, that Employer shall bear, and shall not be reimbursed by, the Trust for any tax liability of Employer associated with the investment of assets by the Trust.

                                    SECTION 9

                            GENERAL AND MISCELLANEOUS

         9.1 Rights Against Employer. Except as expressly provided by the Plan, the establishment of this Plan shall not be construed as giving to any Employee or to any person whomsoever, any legal, equitable or other rights against the Employer, or against its officers, directors, agents or shareholders, or as giving to any Employee or Beneficiary any equity or other interest in the assets, business or shares of Employer stock or giving any Employee the right to be retained in the employment of the Employer. Neither this plan nor any action taken hereunder shall be construed as giving to any Employee the right to be retained in the employ of the Employer or as affecting the right of the Employer to dismiss any Employee. Any benefit payable under the Plan shall not be deemed salary or other compensation for the purpose of computing benefits under any employee benefit plan or other arrangement of the Employer for the benefit of its Employees. Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Employer in any capacity or shall affect any right of the Employer, its Board of Directors or stockholders to remove any Non-Employee Director pursuant to the Employer's By-Laws and the provisions of the Delaware General Corporation Law.

         9.2 Assignment or Transfer. No right, title or interest of any kind in the Plan shall be transferable or assignable by any Employee or Beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, execution or levy of any kind, whether voluntary or involuntary, nor subject to the debts, contracts, liabilities, engagements, or torts of the Employee or Beneficiary. Any attempt to alienate, anticipate, encumber, sell, transfer, assign, pledge, garnish, attach or otherwise subject to legal or equitable process or encumber or dispose of any interest in the Plan shall be void.

         9.3 Severability. If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

         9.4 Construction. The article and section headings and numbers are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

         9.5 Governing Law. The validity and effect of this Plan and the rights and obligations of all persons affected hereby shall be construed and determined in accordance with the laws of the State of California unless superseded by federal law.

         9.6 Payment Due to Incompetence. If the Committee receives evidence that an Employee or Beneficiary entitled to receive any payment under the Plan is physically or mentally incompetent to receive such payment, the Committee may, in its sole and absolute discretion, direct the payment to any other person or Trust which has been legally appointed by the courts or to any other person determined by the Employer to be a proper recipient on behalf of such person otherwise entitled to payment, or any of them, in such manner and proportion as the Employer may deem proper. Any such payment shall be in complete discharge of the Employer's obligations under this Plan.

         9.7 Tax. The Employer may withhold from any benefits payable under this Plan, all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. In the case of an Employee's exercise of an Eligible Stock Option and election to defer Qualifying Stock Option Gain, Employer shall withhold from Employee's non-deferred Compensation and/or Qualifying Stock Option Gain, in a manner determined by Employer, Employee's share of FICA and other employment taxes on such deferred Qualifying Stock Option Gain. If necessary, the Committee may reduce the deferred Qualifying Stock Option Gain in order to comply with this Section 9.7.

         9.8 Attorney's Fees. Employer shall pay the reasonable attorney's fees incurred by any Employee in an action brought against Employer to enforce Employee's rights under the Plan, provided that such fees shall only be payable in the event that the Employee prevails in such action.

         9.9 Plan Binding on Successors/Assignees. This Plan shall be binding upon and inure to the benefit of the Employer and its successor and assigns and the Employee and the Employee's designee and estate.

         The Employer has caused its authorized officer to execute this amended and restated Plan this _____ day of _______________, 2002.

                                                CADENCE DESIGN SYSTEMS, INC.

                                                By:     ________________________
                                                Name:   ________________________
                                                Title:  ________________________

                                   APPENDIX 1

                                 ACKNOWLEDGMENT

         The undersigned Employee hereby acknowledges that Employer has selected him or her as a participant in the Cadence Design Systems, Inc. 1994 Deferred Compensation Plan, subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by the Employee in conjunction with executing this Acknowledgment. Employee acknowledges that he or she has had satisfactory opportunity to ask questions regarding his or her participation in the Plan and has received satisfactory answers to any questions asked. Employee also acknowledges that he or she has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of participation in the Plan. Employee understands that his or her participation in the Plan shall not begin until this Acknowledgment has been signed by Employee and returned to Employer.

Dated: _______________________             Signed:______________________________
                                                            Employee
Dated: _______________________
                                           CADENCE DESIGN SYSTEMS, INC.

                                           Signed:______________________________
                                                           [Officer]

                                   APPENDIX 2

                                 ACKNOWLEDGMENT

               (FOR DEFERRAL OF QUALIFYING STOCK OPTION GAIN ONLY)

         The undersigned Employee hereby acknowledges that Employer has selected him or her as a participant in the portion of Cadence Design Systems, Inc. 1994 Deferred Compensation Plan pertaining to the deferral of Qualifying Stock Option Gain (as defined in the Plan document), subject to all terms and conditions of the Plan, a copy of which has been received, read, and understood by the Employee in conjunction with executing this Acknowledgment. Employee acknowledges that he or she has had satisfactory opportunity to ask questions regarding his or her participation in the portion of the Plan pertaining to the deferral of Qualifying Stock Option Gain and has received satisfactory answers to any questions asked. Employee also acknowledges that he or she has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of such participation in the Plan. Employee understands that his or her participation in the portion of the Plan pertaining to the deferral of Qualifying Stock Option Gain shall not begin until this Acknowledgment has been signed by Employee and returned to Employer.

Dated: _______________________             Signed:______________________________
                                                            Employee
Dated: _______________________
                                           CADENCE DESIGN SYSTEMS, INC.

                                           Signed:______________________________
                                                            [Officer]